Exhibit 99.1

NEWS RELEASE

Contacts:        Bob Halliday

Executive Vice President and

Chief Financial Officer

978.282.7597

or

Mary Wright

Director, Investor Relations

978.282.5859

Varian Semiconductor Equipment Associates Inc.

Announces Three-for-Two Stock Split

GLOUCESTER, MA, February 1, 2006 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (Nasdaq: VSEA) today announced that the company’s Board of Directors has approved a three-for-two stock split of the company’s common stock to be effected in the form of a stock dividend.

The three-for-two stock split will be distributed on February 28, 2006 to stockholders of record at the close of business on February 13, 2006. Cash will be paid in lieu of fractional shares. Once the stock split is completed, the number of outstanding shares of common stock will increase by 50 percent to approximately 58 million shares.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.